Exhibit 5.1

[McGUIREWOODS LLP LETTERHEAD]

June 5, 2002

CarMax, Inc.
4900 Cox Road
Richmond, Virginia 23060

CarMax, Inc. (the “Company”)
Registration Statement on Form S-4
Registration No. 333-85240

Ladies and Gentlemen:

We have advised the Company in connection with the Registration Statement on Form S-4 (Reg. No. 333-85240) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), the issuance and delivery of (i) $1,283,292,929 maximum aggregate offering price of shares of CarMax, Inc. Common Stock, par value $.50 per share (the “CarMax Stock”) and (ii) and Rights to purchase CarMax, Inc. Preferred Stock, Series A, attached in equal number to the shares of CarMax Stock (“CarMax Rights”).

In rendering this opinion, we have examined such certificates of public officials, certificates of officers of the Company, documents and records of the Company (or copies of such documents and records certified to our satisfaction) and such other documents, certificates, records and papers as we have deemed necessary as a basis for such opinion.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.    The CarMax Stock has been duly authorized, and, when issued and delivered as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

2.    All corporate action required under the laws of the Commonwealth of Virginia has been taken for the CarMax Rights, if and when issued pursuant to the terms and provisions of the Rights Agreement, dated as of May 21, 2002 (the “Rights Agreement”), between the Company and Wells Fargo Bank Minnesota, N.A., as rights agent, to be validly issued.

The opinion set forth in paragraph 2 concerning the CarMax Rights is limited to the valid issuance of the CarMax Rights under the Virginia Stock Corporation Act. In this connection, we have not been asked to, and accordingly do not, express any opinion herein with respect to any other aspect of the CarMax Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the CarMax Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate among shareholders or among any series of stock.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to references to us under the heading “Legal Matters” in the proxy statement/prospectus that is part of the Registration Statement, and in any amendment or supplement to the proxy statement/prospectus, and any related registration statements filed pursuant to Rule 462(b) under the Act. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/    McGuireWoods LLP